Exhibit 15.1

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000  Facsimile: (86-10) 5809-1100

November 15, 2021

China Index Holdings Limited

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District, Beijing 100070

The People’s Republic of China

Dear Sirs:

We have acted as legal advisor as to the laws of the People’s Republic of China to China Index Holdings Limited (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2020 and any amendments thereto (the “Annual Report”). We hereby consent to the use and reference to our name and our opinions and views in the Annual Report. We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng